Exhibit 4.1
Second Supplemental Indenture
     Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of May 5, 2010, between Fidelity National Financial, Inc. (formerly known as Fidelity National Title Group, Inc.), a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), a national banking association (the “Trustee”).
     Whereas, the Company and the Trustee entered into an Indenture (the “Original Indenture”), dated as of December 8, 2005, pursuant to which the Company may issue securities from time to time;
     Whereas, the Company and the Trustee entered into a First Supplemental Indenture (the “First Supplemental Indenture,” and the Original Indenture, as amended by the First Supplemental Indenture, the “First Amended Indenture,” and the First Amended Indenture, as amended by this Second Supplemental Indenture, the “Indenture”), dated as of January 6, 2006, which amended certain provisions on the Original Indenture;
     Whereas, on November 9, 2006, the Company changed its corporate name from “Fidelity National Title Group, Inc.” to “Fidelity National Financial, Inc.”;
     Whereas, the Company desires to make certain additional amendments to the provisions of the First Amended Indenture pursuant to Section 8.1(5) thereof, which amendments shall not apply to any Outstanding Security issued prior to the date hereof; and
     Whereas, all things necessary to make this Second Supplemental Indenture the legal, valid and binding obligation of the Company have been done.
     Now, Therefore, for and in consideration of the premises, it is mutually covenanted and agreed as follows:
     Section 1. Section 5.1(4) of the First Amended Indenture is hereby amended by replacing the entire text of such subsection with the following:
          “(4) default under the Company’s indebtedness (other than Securities of such series) in the payment by the Company, when due, of an aggregate principal amount of such indebtedness exceeding one hundred million Dollars ($100,000,000), or default under any such indebtedness (other than Securities of such series) which results in such indebtedness in an aggregate principal amount exceeding one hundred million Dollars ($100,000,000) becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, in each case without such acceleration having been rescinded or annulled, or such indebtedness having been paid in full, or there having been deposited into trust a sum of money sufficient to pay in full such indebtedness, within ten (10) days after receipt of written notice of such default or breach (which notice shall state that such notice is a “Notice of Default” under this Indenture) to the Company (by registered or certified mail) by the Trustee or to the Company and the Trustee (in each case by registered or certified mail) by Holders of at least twenty five percent (25%) in aggregate principal amount of the Outstanding Securities of such series;”
     Section 2. Section 1.1 of the First Amended Indenture is hereby amended by inserting the following definition immediately after the definition of “Credit Agreement” therein:
“Covered Subsidiaries” means any present or future Subsidiary of the Company, the consolidated total assets of which, determined as of the last day of the most recent fiscal quarter of the Company ended at least thirty (30) days prior to the date of determination, for which fiscal quarter internal financial statements are available and have been prepared in accordance with generally accepted accounting principles in the United States as in effect on the last day of such fiscal quarter, constitute at least fifteen percent (15%) of the Company’s total consolidated assets, and any successor to any such Subsidiary whose consolidated total assets likewise satisfy such requirement; provided, however, that Covered Subsidiaries shall in no event include any Subsidiary of the Company that is not itself an insurance company or the direct or indirect owner of one or more subsidiaries that is an insurance company.
     Section 3. Section 9.8 of the First Amended Indenture is hereby amended by replacing the entire text of such section with the following:
     “Section 9.8. Limitation on Liens. The Company shall not, and the Company shall not permit any of its Covered Subsidiaries to, incur, assume or guarantee any Debt secured by a Lien on any Voting Stock issued by any of the Company’s Covered Subsidiaries, unless the Outstanding Securities of each series are, for so long as such Debt is so secured, secured by such Voting Stock equally and ratably with (or prior to) such Debt; provided, however, that this Section 9.8 shall not apply to (i) Liens existing at the time a corporation or other entity becomes a Covered Subsidiary or any renewal, extension or replacement, in whole or in part, of any such Liens; (ii) Liens on shares of subsidiaries that are not Covered Subsidiaries; or (iii) any series of Securities at any time when no Securities of such series are Outstanding. Each Lien, if any, granted, pursuant to this Section 9.8, to secure any Securities shall automatically and unconditionally be deemed to be released and discharged upon the release and discharge of the Lien whose existence caused such Securities to be required, by this Section 9.8, to be so secured, provided such Lien is not then otherwise required, by this Section 9.8, to so secure such Securities.”
     Section 4. Notwithstanding anything herein to the contrary, in no event shall Section 1, Section 2 or Section 3 apply to any Outstanding Security issued prior to the date hereof. It is expressly understood that the Company intends to establish, after the execution, delivery and effectiveness of this Second Supplemental Indenture, a new series of Securities under the Indenture titled “6.60% Senior Notes due 2017.”
     Section 5. The Indenture, as amended hereby, is in all respects ratified and confirmed, and the terms and conditions thereof, as amended hereby, shall be and remain in full force and effect.
     Section 6. The recitals contained in this Second Supplemental Indenture shall be taken as the statements of the Company, and the Trustee shall have no liability or responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.
     Section 7. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     Section 8. This Second Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     Section 9. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Indenture.
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     In Witness Whereof, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

Fidelity National Financial, Inc.
By:	/s/ Anthony J. Park
	Name:	Anthony J. Park
	Title:	Executive Vice President and Chief Financial Officer

Attest:	/s/ Goodloe Partee
	Name:	Goodloe Partee
	Title:	Senior Vice President, Legal

The Bank of New York Mellon Trust Company, N.A.
By:	/s/ Christie Leppert
	Name:	Christie Leppert
	Title:	Vice President